Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

Edward R. (Jack) Cameron
President and Chief Executive Officer
(952) 930-9000 or (800) 452-8680

Richard G. Cinquina
Equity Market Partners
(904) 261-2210

Appliance Recycling Centers of America (ARCA) Files Suit to Invalidate JACO Environmental, Inc.’s Patent Which Claims Method and System Developed and Commercially Used by ARCA Since 1987

Minneapolis, MN—December 14, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI), the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities, and its California subsidiary, ARCA-California, have filed suit in the U.S. District Court for the Central District of California alleging that JACO Environmental, Inc. fraudulently obtained a patent (U.S. Patent No. 6,732,416) in May 2004 covering appliance recycling methods and systems originally developed by ARCA beginning in 1987 and used in serving more than 40 electric utility appliance recycling programs since that time.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “ARCA has been engaged in recycling appliances and disposing of hazardous components for nearly 20 years, and has developed and implemented many recycling methods and processes. Over the years we have made many presentations to industry symposia, published numerous articles in trade publications and provided information to the general news media about our recycling processes. We believe that the JACO patent is based on methods and processes that we developed.”

ARCA is seeking a declaratory judgment that the JACO patent is invalid and unenforceable, since it is almost entirely based on methods and processes developed and used by ARCA. The Company is also asking the court for unspecified damages related to charges that JACO, in using a fraudulently based patent, has engaged in unfair competition under federal and California statutes, false and misleading advertising under California statutes, and interference with ARCA’s prospective customer relationships. ARCA expects recycling operations to continue without interruption during the period of litigation.

The Company intends to file a Form 8-K with the Securities and Exchange Commission that will include a copy of the Complaint.

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire, and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of December 2004, ApplianceSmart was operating eleven factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio market; two in the Atlanta market; one in the Los Angeles market; and one in the San Antonio, Texas market.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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